Exhibit 23
Inseego Corp.
9605 Scranton Road, Suite 200
San Diego, CA 92121
November 6, 2024
Golden Harbor Ltd.
Cay House
EP Taylor Drive N7776
Lyford Cay
New Providence C5
Ladies and Gentlemen:
Reference is made to the Exchange Agreement, dated as of even date herewith (the “Exchange Agreement”), by and between Inseego Corp, a Delaware corporation (the “Company”), and Golden Harbor Ltd. (the “Noteholder”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Exchange Agreement.
The Noteholder has advised the Company that, as of the date hereof (1) the Noteholder has instructed the broker holding the Exchange Notes (the “Broker”) to post a one-sided DWAC instruction to the Current Trustee to cancel the Exchange Notes, but the broker has failed to do so, and/or (2) the Noteholder provided the Broker’s DTC account information for receipt of the New Notes but the designated Broker may not accept the New Notes into the applicable DTC account. Accordingly, notwithstanding anything to the contrary in the Exchange Agreement, effective as of the Closing (a) the Exchange Notes will be deemed for all purposes to be canceled, and interest will no longer accrue under the Exchange Notes, nor shall the Noteholder (or any affiliate or transferee) have any rights thereunder, and (b) the Company will instruct the New Trustee to allocate the New Notes to the Noteholder, but if the New Notes are not accepted by the Broker, the New Notes will not be delivered to the Noteholder unless and until the Noteholder requests such delivery and provides the Company with substitute DTC account information for the New Notes, at which time the Company shall promptly cause the New Trustee to deliver the New Notes to the Noteholder’s DTC account(s) provided by the Noteholder through the DWAC facilities.
The Noteholder further agrees (1) not to sell, assign or otherwise transfer the Exchange Notes on or after the date hereof, (2) to use its best efforts to cause the Exchange Notes to be formally canceled by the Current Trustee by means of DWAC instructions as soon as possible after the date hereof and (3) to indemnify and hold harmless the Company from any loss, liability or damages resulting from the failure of the Exchange Notes to be formally canceled by the Current Trustee as of the Closing. For the avoidance of doubt, the Exchange Notes shall be deemed to be canceled and the New Notes shall be deemed to be issued as of the date hereof.
Additionally, if the Noteholder has not designated an account for receipt of the Interest Payment and provided wire instructions for such account prior to the Closing, the Company shall promptly make the Interest Payment to the Noteholder by wire transfer to such account or accounts as may be designated by the Noteholder after the Closing in accordance with wire instructions provided by the Noteholder or, at the Noteholder’s request, by delivery of a check in the amount of such Interest Payment.

ACTIVE 703781445v2

Except as specifically provided in this letter agreement, nothing in this letter agreement is intended to, nor shall it, modify the Exchange Agreement in any manner whatsoever. This letter agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signature of more than one Party, but all such counterparts shall constitute one and the same agreement.
[remainder of page intentionally left blank]

ACTIVE 703781445v2

Docusign Envelope ID: 777CF6A3-CD21-4CB8-9B21-E4F052D9B9CE
If the foregoing correctly sets forth the understanding among the Company and the Noteholder, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Noteholder.

Very truly yours,
INSEEGO CORP.

By:	/s/ Steven Gatoff
Name: Steven Gatoff Title: Chief Financial Officer

[Signature Page to Side Letter]

Docusign Envelope ID: 9F1D4819-33C5-4501-A888-44E6DCBAB94E

ACKNOWLEDGED AND AGREED as of the date first above written:

GOLDEN HARBOR LTD.

By:	/s/ Paul B. Higgs
Name: Paul B. Higgs
Title: Director